Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	Email: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

Universal Travel Group Announces Strong Second Quarter 2009 Results

•	Q2 revenues rise 56% year-over-year to $18.4 million

•	Q2 GAAP net income from continuing operations was $3.2 million, or $0.23 per diluted share vs. $0.17 in Q208

•	Q2 Non-GAAP net income from continuing operations was $4.3 million, or $0.30 per diluted share vs. $0.17 in Q208

SHENZHEN, China, August 12, 2009 – Universal Travel Group (Amex: UTA) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing and hotel reservation services, today announced strong financial results for the second quarter ended June 30, 2009.

Second Quarter of 2009 Highlights

•	Revenues were $18.4 million, up 55.9% year-over-year

•	Gross profit totaled $6.9 million, up 76.2%

•	Gross margin was 37.4%, compared to 33.1% in the same period of 2008

•	GAAP income from operations was $4.2 million, up approximately 52.1% year-over-year

•	Non-GAAP income from operations was $5.3 million, up approximately 88.2% year-over-year*

•	GAAP net income from continuing operations was $3.2 million or $0.23 per diluted share compared to $2.1 million or $0.17 per diluted share in the same period of 2008

•	Non-GAAP net income from continuing operations was $4.3 million or $0.30 per diluted share compared to $2.1 million or $0.17 per diluted share in the same period of 2008*

•	Established its second home base in Chongqing and held its grand opening on June 16, 2009

•	Sold its Air Cargo Agency business to focus on high-growth travel business

•	Added to Russell 3000, Russell Global and Russell Microcap Indexes

•	Successfully upgraded to NYSE AMEX market and hosted Bell Ringing Ceremony

“Our major business segments experienced significant growth in the second quarter of 2009, which we attribute to the growth in China’s economy with the strong government stimulus plan and demand in the travel industry, combined with our growing brand recognition,” said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group.  “We expanded our operations with a new home base in Chongqing and continued our rapid rollout of our revolutionary TRIPEASY Kiosks.  We expect our strong financial performance will continue through 2009, enabling us to achieve our previously stated financial goals.”

Second Quarter of 2009 Financial Results

Revenue for the three months ended June 30, 2009 was $18.4 million compared to $11.8 million for the same period in 2008, an increase of approximately 55.9%. The increase in revenue was due to the continued strong domestic travel demand, especially during one of the major holidays, Labor Day, and innovative marketing channels to cross sell the services on the Company’s travel platform.  The increased number of fully functional TRIPEASY kiosks also helped to raise brand awareness.

Revenue from air-ticketing was $3.2 million for the three months ended June 30, 2009 compared to $1.9 million for the same period last year, an increase of approximately 70.1%. This increase was mainly due to the increased domestic demand as well.  In addition, the Company witnessed stronger demand from individual travelers due to China’s travel incentive policies.

Revenue generated by the hotel reservation segment for the three months ended June 30, 2009 was $2.7 million compared to $1.4 million for the same period in 2008, an increase of approximately 92.2%. This increase was due to the sustained growth in the travel industry and successful integration of the various business segments of the Company.

Revenue generated by packaged tours for the three months ended June 30, 2009 was $12.4 million compared to $8.5 million for the same period in 2008, an increase of approximately 46.6%. This increase was primarily due to the increased in tourism demand and successful marketing initiatives.

Gross profit for three months ended June 30, 2009 was $6.9 million compared to $3.9 million for three months ended June 30, 2008, an increase of approximately 76.2%.  The increase in gross profit was largely due to the contributing factors to revenue as well as strong growth in domestic air-ticking and hotel reservation growth as a result of the synergies from combining both with the packaged tours segment.

Gross profit margin for the second quarter of 2009 was 37.4% compared to 33.1% for the same period last year.  The increase in gross profit margin was mostly due to the sale of the air cargo agency business, strong focus on direct and online sales and the roll-out of TRIPEASY kiosks.

Selling, general and administrative expenses for three months ended June 30, 2009 totaled $1.6 million compared to $1.1 million for the same period last year, an increase of approximately 48.1%.  However, the selling, general and administrative expenses were 8.6% of revenue for the three months ended June 30, 2009, compared to 9.1% for the same period last year, as a result of efficient cost management.

GAAP income from operations was $4.2 million for three months ended June 30, 2009, compared to $2.8 million for three months ended June 30, 2008.  The company incurred Stock Based Compensation (“SBC”) expenses in the second quarter of $1.1 million compared to $0.05 million in the year earlier period.  Excluding this non-cash expense, the Company’s non-GAAP income from operations was $5.3 million for the three months ended June 30, 2009, compared to $2.8 million for the three months ended June 30, 2008.  Non-GAAP operating margin was 28.8%.*

Interest expense for three months ended June 30, 2009 totaled $0 compared to $0.03 million for three months ended June 30, 2008. The decrease in interest expense was a result of the company paying off all bank loans in July 2008.

GAAP net income from continuing operations was $3.2 million for three months ended June 30, 2009, compared to $2.1 million for three months ended June 30, 2008.  The company incurred Stock Based Compensation (“SBC”) expenses in the second quarter of $1.1 million compared to $0.05 million in the year earlier period.  Excluding this non-cash expense, the Company’s non-GAAP net income from continuing operations was $4.3 million for the three months ended June 30, 2009, compared to $2.1 million for the three months ended June 30, 2008.*

* See Table 1 for a reconciliation of operating income, net income and EPS to exclude non-cash Stock Based Compensation (“SBC”) expense.

Six Months Results

Revenue for the six months ended June 30, 2009 was $33.9 million compared to $18.8 million for the same period in 2008, an increase of approximately 80.8%. The increase in revenue was due to strong domestic travel demand and increased market presence.  In the past two quarters, consumers were very receptive to the TRIPEASY kiosks and the usage rate per machine has been growing steadily.

Revenue from air-ticketing was $6.0 million for the six months ended June 30, 2009 compared to $3.4 million for the same period last year, an increase of approximately 79.6%. This increase was mainly due to organic growth of YZL and the increase in air passengers.

Revenue generated by the hotel reservation segment for the six months ended June 30, 2009 was $5.2 million compared to $2.0 million for the same period in 2008, an increase of approximately 158.4%. This increase was driven by the integration and consolidation of marketing channels among the subsidiaries in major domestic cities.

Revenue generated by packaged tours for the six months ended June 30, 2009 was $22.6 million compared to $13.4 million for the same period in 2008, an increase of approximately 69.4%. This increase was primarily due to the synergies created by having a diversified platform.

Gross profit for six months ended June 30, 2009 was $13.0 million compared to $6.2 million for six months ended June 30, 2008, an increase of approximately 108.2%.  The increase in gross profit was largely due to integration of different business lines and increased profit from packaged tours.

Selling, general and administrative expenses for six months ended June 30, 2009 totaled $3.3 million compared to $1.8 million for the same period last year, an increase of approximately 85.5%.  However, the selling, general and administrative expenses were 9.7% of revenue for the six months ended June 30, 2009, compared to 9.4% for the same period last year, as a result of effective and stable cost management.

GAAP income from operations was $8.5 million for six months ended June 30, 2009, compared to $4.3 million for six months ended June 30, 2008.  The company incurred Stock Based Compensation (“SBC”) expenses in the six months of $1.2 million compared to $0.16 million in the year earlier period.  Excluding this non-cash expense, the Company’s non-GAAP income from operations was $9.7 million for the six months ended June 30, 2009, compared to $4.5 million for the six months ended June 30, 2008.  Non-GAAP operating margin was 28.6%.*

GAAP net income from continuing operations was $6.4 million for six months ended June 30, 2009, compared to $3.3 million for three months ended June 30, 2008.  The company incurred Stock Based Compensation (“SBC”) expenses in the six month period of $1.2 million compared to $0.16 million in the year earlier period.  Excluding this non-cash expense, the Company’s non-GAAP net income from continuing operations was $7.6 million for the six months ended June 30, 2009, compared to $3.4 million for the three months ended June 30, 2008.

* See Table 1 for a reconciliation of operating income, net income and EPS to exclude non-cash Stock Based Compensation (“SBC”) expense.

Financial Condition

Cash for operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and cash equivalents were $18.4 million as of June 30, 2009. Current assets and current liabilities as of June 30, 2009, were $37.2 million and $5.1 million, yielding working capital of $32.2 million. The Company has no long-term debt. The Company believes that the income from operations is adequate to meet its operating needs in the near future. For the six months ended June 30, 2009, net cash provided by operating activities was approximately $11.7 million, which resulted primarily from the Company’s organic growth in operations and effective management of cash flow.

Recent Developments

•	Increased the number of TRIPEASY Kiosks to over 200 and significantly expanded its coverage in Guangdong province through strategic partnerships with multiple property management companies

Business Outlook

The Company remains optimistic due to the increased activities in the travel and leisure industry in the PRC, as well as it growing online service platform and comprehensive marketing strategies.

The Company jump started its retail initiative with the TRIPEASY Kiosks this year.  Although the Kiosks are generating modest revenue in comparison to overall revenue from operations, it has benefited the Company by generating business flow to its call centers and website as well as increasing the Company’s visual presence throughout Shenzhen and other major cities.  Leveraging its experience with the Kiosks rolled out thus far, the Company plans to rapidly distribute its TRIPEASY Kiosks in Xi’an, Chongqing and Hong Kong for the rest of 2009.

The Company opened a new second home base in Chongqing in June 2009.  After establishing a solid home base in the Pearl River Delta region, which covers cities around the Guangdong province, the Company is now seeking to penetrate the Chongqing Delta region, which covers Chongqing, Xi’An and Chengdu.  Chongqing is the largest and most populated municipality of the People’s Republic of China’s four provincial-level municipalities with a population of approximately 32 million.  Chongqing's nominal GDP in 2008 reached RMB509.7 billion (US$73.4 billion) with an annual growth rate of 14.3%.  In addition, there is a significant amount of government support aimed at transforming Chongqing into Southwestern China's economic, trade, and financial center and serve as a platform to open up the country's western interior to economic development.

“This quarter, we continued to experience strong organic growth in each of our businesses, and our sales and profit growth demonstrate the scalability of our diversified platform,” said Ms. Jiangping Jiang. “We look forward to a strong second half as we gain momentum and brand awareness with our Kiosks strategy and further establish our presence in western China with our new second home base in Chongqing.”

Fiscal Year 2009 Guidance

For the full year 2009, Universal Travel Group expects sales to increase from $76.8 million in 2008 to between $88.0 - $96.0 million, net income to rise from $14.5 million in 2008 to $16.8 - $18.0 million, and earnings per diluted share to range from $1.07 - $1.15 in 2009.  Net income and EPS estimates exclude the non-cash stock based compensation expense, and reflect the recent three-for-one reverse split.

Non-GAAP reconciliation table

*TABLE 1
Universal Travel Group

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Operating Income		Operating Income
GAAP income from ops.	$4,239,851		$2,787,801
Stock Based Compensation	1,055,648		45,790
Non-GAAP operating income	$5,295,499		$2,833,591

	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP net income cont. ops.	$3,233,845	0.23	$2,073,941	0.17
Stock Based Compensation	1,055,648	0.08	45,790	0.00
Non-GAAP net income cont. ops.	$4,289,493	0.30	$2,119,731	0.17

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Operating Income		Operating Income
GAAP income from ops.	$8,478,864		$4,311,490
Stock Based Compensation	1,220,648		155,802
Non-GAAP operating income	$9,699,512		$4,467,292

	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP net income cont. ops.	$6,370,428	0.45	$3,258,236	0.26
Stock Based Compensation	1,220,648	0.09	155,802	0.01
Non-GAAP net income cont. ops.	$7,591,076	0.54	$3,414,038	0.28

Use of Non-GAAP Financial Measures

GAAP results for the three months ended June 30, 2009 include non-cash stock based compensation charges.  To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Conference Call Information

The Company will host a conference call at 11:00 a.m. E.D.T. on Thursday, August 13, 2009 to discuss results for the second quarter of 2009. To participate in the live conference call, please dial the following number five minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. When prompted by the operator, mention conference ID 634 363 73.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, August 13 at 1:00 p.m. E.D.T. To access the replay, please dial 888-286-8010 and enter the conference ID number 766 926 50. International callers should dial 617-801-6888 and enter the same conference ID number.  The replay would also be available on the company's website: us.cnutg.com.

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the PRC, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers and booking services for air tickets and hotels. In 2007, Universal Travel Group completed the acquisitions of Shenzhen Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. In 2009, Universal Travel Group sold Shenzhen Speedy Dragon to focus on more profitable travel related businesses and its cost effective TRIPEASY Kiosks expansion. Universal Travel Group's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, hotel booking and tour packaging segments. For more information about the Company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

 — Financial tables follow —

UNIVERSAL TRAVEL GROUP
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(UNAUDITED)

	2009	2008

Gross revenues,	$18,405,473	$11,802,974
Cost of services	11,521,673	7,897,036
Gross Profit	6,883,800	3,905,938

Selling, general and administrative expenses	1,588,301	1,072,347

Stock based compensation	1,055,648	45,790

Total expenses	2,643,949	1,118,137
Income from operations	4,239,851	2,787,801

Other Income (Expense)
Other income	2,591	5,504
Interest income	12,358	10,307
Interest expense	-	(28,297)
Total Other Income (Expense)	14,949	(12,486)
Income before income taxes –continuing operations	4,254,800	2,775,315

Provision for income taxes	1,020,955	701,374
Net income – continuing operations	$3,233,845	$2,073,941

Income from discontinued operations	62,652	74,500
Tax on income from discontinued operations	(16,370)	(34,748)
Dividend from discontinued operations	2,260,981	-
Loss on disposition of discontinued operations	(3,031,576)	-
Net loss from discontinued operation	(724,313)	39,752

Net Income	2,509,532	2,113,693

Comprehensive Income
Net Income	2,509,532	2,113,693
Foreign currency translation gains	13,880	220,231
Total Comprehensive income	2,523,412	2,333,924

Net income per common share – continuing operations
Basic	$0.24	$.17
Diluted	$0.23	$.17
Net income per common share – discontinued operations
Basic	$(0.05)	$-
Diluted	$(0.05)	$-
Weighted average common shares outstanding
Basic	13,676,994	12,306,715
Diluted	14,122,917	12,362,271

UNIVERSAL TRAVEL GROUP
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(UNAUDITED)

	2009	2008

Gross revenues,	$33,916,152	$18,755,352
Cost of services	20,938,269	12,521,173
Gross Profit	12,977,883	6,234,179

Selling, general and administrative expenses	3,278,371	1,766,887

Stock based compensation	1,220,648	155,802

Total expenses	4,499,019	1,922,689
Income from operations	8,478,864	4,311,490

Other Income (Expense)
Loss on disposal of assets	-	(1,104)
Other income	6,419	8,378
Interest income	23,296	11,722
Interest expense	-	(65,004)
Total Other Income (Expense)	29,715	(46,008)
Income before income taxes –continuing operations	8,508,579	4,265,482

Provision for income taxes	2,138,151	1,007,246
Net income – continuing operations	$6,370,428	$3,258,236

Income from discontinued operations	222,416	428,822
Tax on income from discontinued operations	(44,441)	(109,501)
Dividend from discontinued operations	2,260,981	-
Loss on disposition of discontinued operations	(3,031,576)	-
Net loss from discontinued operation	(592,620)	319,321

Net Income	5,777,808	3,577,557

Comprehensive Income
Net Income	5,777,808	3,577,557
Foreign currency translation gains	48,587	571,402
Total Comprehensive income	5,826,395	4,148,95

Net income per common share – continuing operations
Basic	$.47	$.27
Diluted	$.45	$.26
Net income per common share – discontinued operations
Basic	$(0.04)	$.03
Diluted	$(0.04)	$.03
Weighted average common shares outstanding
Basic	13,676,994	12,306,715
Diluted	14,122,917	12,362,271

UNIVERSAL TRAVEL GROUP
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

	6/30/2009	12/31/2008
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$18,388,175	$16,204,531
Accounts receivable, net	11,708,758	10,715,206
Other ` and deposits, net	67,272	141,413
Trade deposit	3,402,948	6,737,521
Advances	439,226	438,468
Escrow deposits	162,301	762,800
Prepaid expenses	279,618	319,257
Note receivable	512,430	-
Dividend receivable	2,260,981	-
Total Current Assets	37,221,709	35,319,196

Property & equipment, net	6,183,786	273,340
Intangible assets	420,718	307,335
Goodwill	9,896,270	13,526,809
	16,500,774	14,107,484

Total Assets	$53,722,483	$49,426,680

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,293,448	$2,219,156
Customer deposits	879,515	1,047,250
Income tax payable	882,555	1,759,402
Total Current Liabilities	5,055,518	5,025,808

Total liabilities	5,055,518	5,025,808

Stockholders' Equity

Common stock, $.001 par value, 70,000,000 shares authorized, 13,915,089 and 13,873,969 issued and outstanding, includes 238,095 and 0 in treasury stock	13,914	13,873
Additional paid in capital	17,081,723	15,861,116
Treasury Stock	(2,780,950)	-
Other comprehensive income	1,568,753	1,520,166
Statutory reserve	372,144	372,144
Retained earnings	32,411,381	26,633,573
Total Stockholders' Equity	48,666,965	44,400,872
Total Liabilities and Stockholders' Equity	$53,722,483	$49,426,680

UNIVERSAL TRAVEL GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income	$5,777,808	$3,577,557
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	195,997	38,877
Provision for doubtful accounts	11,005	-
Stock based compensation	1,220,647	155,802
Loss on disposition of discontinued operation	3,031,576	-
Loss on asset disposal	-	1,105
(Increase) / decrease in assets:
Accounts receivable	(2,767,660)	(1,708,372)
Other receivable	(66,628)	968,969
Advances	(758)	(39,116)
Due from shareholder	-	1,177,763
Prepaid expenses	32,779	(54,172)
Trade deposits	3,282,462	(2,122,588)
Escrow deposits	600,499	-
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	1,386,871	(854,371)
Customer deposits	(167,735)	210,032
Income tax payable	(860,497)	16,216
Total Adjustments	5,898,558	(2,209,855)

Net cash provided by(used in) operating activities	11,676,366	1,367,702

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(6,076,248)	(17,063)
Purchase of intangibles	(168,955)	-
Proceeds from asset disposals	-	663
Proceeds of disposition of subsidiary – net of cash sold	(1,035,125)	-
Dividend receivable	(2,260,981)
Acquisition deposits	-	1,453,050
Net cash used by Investing activities	(9,541,309)	1,436,650

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments)Proceeds from bank loan – net	-	(180,682)
Proceeds of equity financing	-	599,994
Note payable – others	-	(977,013)
Net cash provided by financing activities	-	(557,701)
Effect of exchange rate changes on cash and cash equivalents	48,587	571,402

Net change in cash and cash equivalents	2,183,644	2,818,053
Cash and cash equivalents, beginning balance	16,204,531	2,671,684
Cash and cash equivalents, ending balance	$18,388,175	$5,489,737

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